Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 23, 2018, relating to the consolidated financial statements of Eagle Bancorp Montana, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Eagle Bancorp Montana, Inc. for the year ended December 31, 2017 filed with the Securities and Exchange Commission and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ Eide Bailly LLP

Abilene, Texas

October 31, 2018